                                                                   Exhibit 99(a)

                   AsiaInfo Reports 2004 FIRST Quarter Results

          Company Exceeded Guidance with Earnings Per Share of US$0.04
                  Software Revenue Increased 35% Year-Over-Year

BEIJING/SANTA CLARA, Calif. - April 21, 2004 - AsiaInfo Holdings, Inc. (Nasdaq:
ASIA), a leading provider of telecom network and software solutions in China, today announced first quarter results for the period ended March 31, 2004.

Business Results

First quarter net revenue (total revenue net of hardware costs) was US$15 million, an 18% increase year-over-year and a 7% decrease over the previous quarter. Software revenue was US$9.7 million, a 35% increase year-over-year and a 1% sequential increase. Net revenue for the Network Solutions business was US$5.3 million, a 3% decrease year-over-year and a 19% decrease sequentially.

Gross revenue (which includes hardware costs) for the quarter was US$32 million, up by 4% year-over-year and up 4% sequentially. Gross profit was US$9.3 million, up by 23% year-over-year and flat from the previous quarter.

Revenue from the company's Human Resources Management (HRM) and Business Intelligence (BI) business, which was acquired from Pacific Software in the fourth quarter of 2003, accounted for approximately 6% of this quarter's net revenue.

Total operating expenses for the quarter were US$7.3 million, a significant decrease from the US$37.7 million in the year-ago period, which included that quarter's impairment charge of US$30 million relating to goodwill and acquired intangible assets, and a decrease of 5% from last quarter.

The company reported operating profit for the first quarter of US$2.0 million, compared to an operating loss of US$30.2 million during the year-ago period which included the non-cash impairment charge mentioned above, and an operating profit of US$1.6 million last quarter. First quarter net income was US$2 million, or US$0.04 per basic share, compared to a net loss for the same period last year of US$29 million or US$0.66 per basic share after that quarter's non-cash impairment charge, and to a net loss for last quarter of US$0.3 million or US$0.01 per basic share, which included an impairment charge of approximately US$2.2 million.

The company generated an operating cash flow of US$2.7 million for the quarter.

"We are pleased that our software revenue continued to grow in the first quarter," said Mr. Xingsheng Zhang, AsiaInfo's President and Chief Executive Officer. "We benefited from growth in vertical enterprise markets, with important contracts signed

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for our HRM and BI solutions, as well as the continued focus by Chinese telecom carriers on operational efficiency, an area in which AsiaInfo is well positioned with market leading operation support systems and value-added service solutions. We also continued to benefit from efficiencies generated by the consolidation of our R&D and sales organizations."

Mr. Zhang added, "The integration of AsiaInfo's HRM and BI business is continuing smoothly, allowing us to fulfill our vision of becoming a total customer solutions provider serving a wide range of vertical markets in China."

Major Contracts Signed in This Quarter

The company continued to expand into important new vertical markets with a contract signed in February 2004 to provide an HRM solution to Angang Group, one of China's largest steel producers.

Other major contracts signed by AsiaInfo during the first quarter of 2004 include:

..    A contract to construct a Business Support System for China Telecom's
     Intelligent Network Backbone.
..    A contract to provide China Unicom's Guangdong Branch with a billing software solution and ongoing maintenance service.
..    A series of BOSS related software upgrade and maintenance service contracts for China Mobile's provincial subsidiaries, including Shanghai Mobile,
     Inner Mongolia Mobile, Zhejiang Mobile, Guangxi Mobile, and Tibet Branch.
..    Contracts to provide network solutions for IP municipal area network expansion in Jiangsu and Hainan, two major provincial branches of China Netcom South.

Second Quarter 2004 Guidance

Net revenue is expected to be US$14 to $15 million in the second quarter of 2004. Earnings per basic share in the second quarter is expected to be US$0.02 to $0.03.

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                             ASIAINFO HOLDINGS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                          (Amounts in thousands of US$)

                                                             2004             2003            2003
                                                         Three Months     Three Months    Three Months
                                                         ended Mar 31     ended Mar 31    Ended Dec 31
Revenues:
  Network solutions                                            22,309          23,500          21,081
  Software revenue                                              9,672           7,174           9,531
Total revenues                                                 31,981          30,674          30,612

Cost of revenues:
  Network solutions                                            18,804          20,096          17,321
  Software cost                                                 3,923           3,073           4,041
Total cost of revenues                                         22,727          23,169          21,362

Gross profit                                                    9,254           7,505           9,250

Operating expenses:
  Sales and marketing                                           2,613           2,515           3,075
  General and administrative                                    2,469           2,317           2,428
  Research and development                                      2,022           2,545           1,882
  In-Process research and development                               -               -             169
  Impairment of goodwill and acquired intangible assets             -          30,221               -
  Amortization of deferred stock compensation                       -              68               -
  Amortization of intangible assets                               178              47              81
Total operating expenses                                        7,282          37,713           7,635

Income (loss) from operations                                   1,972         -30,208           1,615

Other income (expenses):
  Interest income                                                 352             454             394
  Interest expense                                                  -              -1              -1
  Other expenses, net                                             -21              -1            -100
Total other income, net                                           331             452             293

Income (loss) before income taxes, minority interests           2,303         -29,756           1,908
and equity in loss of affiliate
  Income tax expense (benefit)                                    288            -824             -20
  Minority interests in loss (income) of consolidated
subsidiaries                                                        -               -               -

  Equity in loss of affiliate                                     -38            -115          -2,196

Net income (loss)                                               1,977         -29,047            -268
Net income (loss) per share
  Basic                                                          0.04           -0.66           -0.01
  Diluted                                                        0.04           -0.66           -0.01
Shares used in computation
  Basic                                                    45,301,278      44,206,625      44,846,989
  Diluted                                                  47,354,713      44,206,625      44,846,989

Segment information
  Network solutions net of hardware cost                        5,355           5,545           6,624
  Software revenue                                              9,672           7,174           9,531
Total revenues net of hardware cost                            15,027          12,719          16,155
  Total cost of sales net of hardware cost                      5,773           5,214           6,905
  Gross profit                                                  9,254           7,505           9,250

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                             ASIAINFO HOLDINGS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                     (In US$)

                                                                                   Mar 31,2004   Dec 31,2003
ASSETS:
  Current Assets
  Cash and cash equivalents                                                        124,685,561    119,394,988
  Restricted cash                                                                   14,742,686     14,827,219
  Short term investments                                                            10,373,840     13,218,115
  Notes receivable                                                                   2,791,800      3,832,141
  Accounts receivable, trade (net of allowance for doubtful accounts of
  3,094,733 and 2,941,966 at Dec 31, 2003 and Mar 31,2004 respectively)             65,805,660     51,923,491
  Inventories                                                                        3,843,238      3,234,614
  Other current assets                                                               7,274,830     13,050,244
Total current assets                                                               229,517,615    219,480,812

  Property, plant, and equipment-net                                                 2,289,478      2,347,693
  Investment in affiliate                                                              292,329        330,663
  Other assets                                                                      17,720,769     17,862,623
Total Assets                                                                       249,820,191    240,021,791

LIABILITY AND STOCKHOLDERS' EQUITY

Current Liabilities:

  Short-term bank loans                                                                      0         60,411
  Notes payable                                                                      5,790,026      2,608,377
  Accounts payable                                                                  17,933,366     13,944,835
  Accrued employee benefit                                                           7,003,167      5,971,003
  Deferred revenue                                                                  10,631,634     11,738,288
  Income taxes payable                                                               1,721,649      1,231,794
  Other taxes payable                                                                1,666,586      2,212,280
  Other current liabilities                                                         15,436,577     15,597,604
Total current liabilities                                                           60,183,005     53,364,592

Minority Interest                                                                            0              0

Stockholders' Equity:

  Common stock, 100,000,000 shares authorized; 0.01 par value, shares issued and
  outstanding : Dec 31,2003 45,112,278; Mar 31,2004 45,385,538                         453,855        451,123
  Additional paid-in capital                                                       206,158,331    205,154,007
  Deferred stock compensation                                                                0              0
  (Accumulated deficit) retained earnings                                          (17,032,541)  (19,008,996)
  Accumulated other comprehensive income                                                57,541         61,065
Total stockholder's Equity                                                         189,637,186    186,657,199

Total Liability and Stockholder's Equity                                           249,820,191    240,021,791

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Reconciliation of Non-GAAP Measures

This earnings release contains a presentation of AsiaInfo's net revenue, which represents revenue net of hardware costs that are passed through to our customers. Under applicable U.S. securities regulations, net revenue is considered a "Non-GAAP financial measure". We believe that the presentation of this Non-GAAP measure provides useful information for investors regarding our regular financial performance. Our management uses this measure for the same purpose. The presentation of this additional information is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. Pursuant to relevant regulatory requirements, we are providing in this release the following reconciliation of the Non-GAAP financial measure (Net Revenue) to the most directly comparable GAAP financial measure (Revenues).

                                          2004 Q1       2003 Q4       2003 Q1
                                         ---------     ---------     ---------
                                             (in thousands of US dollars)
Net Revenue                               15,027        16,155        12,719
Hardware Costs                            16,954        14,457        17,955
                                         -------       -------       -------
Revenues                                  31,981        30,612        30,674
                                         =======       =======       =======

First Quarter Conference Call

AsiaInfo will host a conference call to discuss first quarter earnings at 5:00pm Pacific Time/8:00pm Eastern Time today (Beijing/Hong Kong time: April 22, 2004 at 8:00am). The management team will discuss quarterly results and highlights, and answer any questions. The dial-in number for the call is 973-582-2732. A replay will be available by dialing 877-519-4471 for US callers or 973-341-3080 for international callers with a personal identification number (PIN) of 4671974 between 9:00pm Pacific Time on April 21, 2004 until 9:00pm Pacific Time on April 29, 2004. Additionally, a live and archived web cast of this call will be available on the Investor Relations section of the AsiaInfo web site at the address shown below.

About AsiaInfo Holdings, Inc.

AsiaInfo Holdings, Inc. (Nasdaq: ASIA) is a leading provider of high-quality software and solutions in China. The company provides total customer solutions to some of China's largest companies, and helps its customers to increase their business value in fast-growing and evolving markets. AsiaInfo's products and services cover telecom network infrastructure and application services, encompassing messaging, broadband and wireless; customer relationship management
(CRM) and billing solutions; decision support systems; business intelligence
(BI); and human resource management (HRM).

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Organized as a Delaware corporation, AsiaInfo began in 1995 as the constructor of national backbones and provincial access networks for all of China's major national telecom carriers, including China Telecom, China Mobile, China Unicom and China Netcom. After its acquisition of OSS vendor Bonson in 2002, and the HRM and BI business from Pacific Software in 2003, the company has successfully leveraged its strengths as a IT systems integrator and telecom software solution provider, to offer a full suite of IT services to a broad range of customers.

For more information about AsiaInfo, please visit http://www.asiainfo.com.

The information contained in this documents is as of April 21, 2004. AsiaInfo assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about AsiaInfo's operating results and business prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: government telecommunications infrastructure and budgetary policy in China; our ability to maintain our concentrated customer base; the long and variable cycles for our products and services that can cause our revenues and operating results to vary significantly from period to period; our ability to meet our working capital requirements; our ability to retain our executive officers; our ability to attract and retain skilled personnel; potential liabilities we are exposed to because we extend warranties to our customers; risks associated with cost overruns and delays; our ability to develop or acquire new products or enhancements to our software products that are marketable on a timely and cost-effective basis; our ability to adequately protect our proprietary rights; the competitive nature of the markets we operate in; political and economic policies of the Chinese government. A further list and description of these risks, uncertainties, and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and in our periodic reports on Forms 10-Q and 8-K (if any) filed with the United States Securities and Exchange Commission and available at www.sec.gov.

US Contacts:
Christina Splinder
AsiaInfo Holdings, Inc.
ir@asiainfo.com
1-800-618-0588
408-970-0080

China Contacts:
Rachel Huo
AsiaInfo Technologies (China), Inc.
huoran@asiainfo.com
8610-6250-1658 ext. 8687

Philip Lisio
Ogilvy Public Relations Worldwide
philip.lisio@ogilvy.com
8610-6443-6488 ext.324

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